Exhibit 99.3

Alta Global Group Limited
ACN 163 057 565

Level 1, Suite 1, 29-33 The Corso Manly NSW 2095

REMUNERATION AND NOMINATION COMMITTEE CHARTER

October 2023

1.	PURPOSE

1.1	The purpose of the Remuneration and Nomination Committee (the “Committee”) of the Board of Directors (the “Board”) of ALTA Global Group Limited (the “Company”) is to provide assistance and recommendations to the Board to ensure that it is able to fulfill its responsibilities in overseeing the remuneration strategy of the Company and ensuring the Board has the appropriate composition, size and skills to adequately discharge its responsibilities and duties.

2.	FUNCTIONS

2.1	The Committee’s principal functions are:

a.	to review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee may consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to CEOs at comparable companies and the awards given to the Company’s CEO in past years;

b.	to review and recommend to the Board the overall strategies in relation to the remuneration of all executive officers, other than the CEO;

c.	to review all director compensation and benefits for service on the Board and Board committees at least once per year and to recommend any changes to the Board as necessary;

d.	to review the effectiveness of performance incentive plans;

e.	to review and make recommendations to the Board in respect of all equity-based remuneration and incentive plans;

f.	to monitor compliance with the Company’s Code of Conduct (the “Code”), to investigate any alleged breach or violation of the Code, and to enforce the provisions of the Code;

g.	to review the composition of the Board and ensure that the Board has an appropriate mix of skills and experience to properly fulfil its responsibilities, and

h.	to ensure that the Board is comprised of directors who contribute to the successful management of the Company and discharge their duties having regard to the law and the highest standards of corporate governance.

2.2	In consultation with the CEO, the Committee will review and recommend to the Board for approval, the Company’s general approach to compensation and will oversee the development and implementation of the compensation regime.

2.3	The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

3.	COMPOSITION

3.1	The Committee shall comprise at least three members of the Board. Directors serving on the Committee should have diverse, complementary backgrounds. The Chairman of the Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

4.	MEETINGS

4.1	The Committee shall meet as frequently as required, but at not less than two times per year.

4.2	Where deemed appropriate by the Chairman of the Committee, meetings and subsequent approvals may be held or concluded by way of a circular written resolution or conference call.

4.3	The Committee shall have access to professional advice.

4.4	A majority of the Committee shall comprise a quorum. Where only two members are present, the unanimous vote of the two members will constitute an act of the Committee. Where the committee comprises more than two committee members, the vote of a majority of the members present will constitute an act of the Committee.

5.	OUTSIDE ADVISERS

5.1	The Committee will have the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, including any compensation consultant used to assist in the evaluation of director, CEO or executive compensation. The Committee will be directly responsible for the appointment, compensation and oversight of the work of any consultants, outside counsel and other advisers retained by the Committee, and will receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisers. The Committee will assess the independence of consultants, outside counsel and other advisers (whether retained by the Committee or management). The Committee shall at least annually, assess whether the work of compensation consultants involved in determining or recommending director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement.

6.	ACCESS

6.1	Members of the Committee have rights of access to the books and records of the Company to enable them to discharge their duties as Committee members, except where the Board determines that such access would be adverse to the Company’s interests.

6.2	The Committee may consult independent experts where the Committee considers this necessary to carry out its duties and responsibilities. Any costs incurred as a result of the Committee consulting an independent expert will be borne by the Company.

7.	REMUNERATION POLICY

7.1	This policy governs the operations of the Committee. The Committee shall review and reassess the policy at least annually and obtain the approval of the Board.

7.2	To achieve our goals, the Company’s remuneration policy is designed to attract, retain and incentivize highly talented and committed executive directors, non-executive directors, and senior management who share our desire to work toward the Company’s mission.

7.2.1	The Company’s current remuneration policy reflects our start-up origins, with a technology focus, comprising modest cash remuneration with larger equity awards linked to the long-term success of our Company and, in turn, long- term value creation for all shareholders. As the Company’s needs evolve, we will continue to evaluate our remuneration policy.

7.3	General Director remuneration

7.3.1	Shareholders must also approve the framework for any equity-based compensation schemes and if a recommendation is made for a director to participate in an equity scheme, that participation must be approved by the shareholders.

7.4	Executive remuneration

7.4.1	The Company’s remuneration policy for executive directors and senior management is designed to attract, retain and incentivize highly talented and committed executives who share our desire to work toward the Company’s mission. Executives receive a base remuneration, together with performance- based remuneration which shall be determined by the Committee and/or the Board, after consideration of performance against key performance indicators.

7.4.2	Overall remuneration policies are subject to the discretion of the Board and can be changed to reflect competitive market and business conditions where it is in the interests of the Company and shareholders to do so.

7.4.3	Executive remuneration and other terms of employment are reviewed annually by the Committee having regard to performance, relevant comparative information and expert advice.

7.4.4	The Committee’s reward policy reflects its obligation to align executive’s remuneration with shareholders’ interests and to attract and retain highly talented and committed executives for the long-term success of the Company. The main principles of the policy are:

a.	reward reflects the start-up origins of the Company, with a technology focus, and with significant execution, financing and operational risks;

b.	reward reflects the competitive market in which the Company operates;

c.	individual reward should be linked to performance criteria that closely align their incentives with the long-term interests of our shareholders; and

d.	executives should be rewarded for both financial and non-financial performance.

7.4.5	The total remuneration of executives and other senior managers consists of the following:

a.	salary - executives director and senior manager receive a fixed sum payable monthly in cash;

b.	bonus - executive directors and nominated senior managers are eligible to receive an annual cash bonus and to participate in a long-term incentive plan - executive directors may participate in performance rights / share option schemes with the prior approval of shareholders. Executives may also participate in performance rights / share option schemes, with any performance rights / option issues generally being made in accordance with thresholds set in plans approved by shareholders. The Board however, considers it appropriate to retain the flexibility to issue options to executives outside of approved employee performance rights / option plans in exceptional circumstances; and

c.	other benefits - executive directors and senior managers are eligible to participate in superannuation schemes and other benefit programs that the Board deems appropriate.

7.4.6	Remuneration of the other executives consists of the following:

a.	salary - senior executive receives a fixed sum payable monthly in cash;

b.	bonus - each executive is eligible to receive an annual cash bonus if deemed appropriate;

c.	long term incentives - each senior executive may participate in performance right/share option schemes which have been approved by shareholders; and

d.	other benefits - senior executive are eligible to participate in superannuation schemes when in existence.

7.5	Non-Executive remuneration

7.5.1	The Committee recommends the actual payments to directors and the Board is responsible for ratifying any recommendations, if appropriate.

7.5.2	All directors are entitled to have their indemnity insurance paid by the Company.

7.6	Economic risk

7.6.1	Directors and senior executives are prohibited from entering into transactions or arrangements which limit the economic risk of participating in unvested entitlements.

8.	NOMINATION RESPONSIBILITIES

8.1	The Committee shall periodically review and consider the structure and balance of the Board and make recommendations regarding appointments, retirements and terms of office of directors. In particular, the Committee is to:

a.	periodically review, and recommend to the Board, the skills, experience, characteristics and other criteria for identifying and evaluating directors;

b.	annually evaluate the composition of the Board to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole and in individual directors, and to assess the criteria that may be needed in the future;

c.	assess the qualifications, contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;

d.	identify and recommend to the Board candidates for the Board after considering the necessary and desirable competencies of new Board members to ensure the appropriate mix of skills and experience and after assessment of how the candidates can contribute to the strategic direction of the Company;

e.	establish procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders

f.	approve and review induction procedures for new appointees of the Board to ensure that they can effectively discharge their responsibilities;

g.	assess and consider the time required to be committed by a non-executive director to properly fulfil their duty to the Company and advise the Board;

h.	identify and screen individuals qualified to become members of the Board, consistent with established criteria;

i.	recommend to the Board candidates for election or re-election to the Board at each annual shareholders’ meeting;

j.	review directorships in other public companies held by or offered to directors and senior executives of the Company;

k.	review with the Board succession plans for the Company’s management and Board with a view to maintaining an appropriate balance of skills and experience within the Company’s management team and the Board;

l.	make recommendations to the Board on the appropriate leadership structure, size and composition of the Board and its committees;

m.	develop and recommend to the Board a set of corporate governance principles, and annually review these principles and recommend changes to the Board as appropriate;

n.	develop and recommend to the Board for approval standards for determining whether a director as a material relationship with the Company;

o.	oversee the evaluation of the Board and its committees; and

p.	make recommendations to the Board on the terms and conditions of appointment to, and removal and retirement from, the Board.